Exhibit 10.10

                    INDEMNIFICATION AGREEMENT


     THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into this 30th day of November, 2000, by and between RightCHOICE Managed Care, Inc., a Delaware corporation and the successor by merger to Blue Cross and Blue Shield of Missouri (the "Company"), and The Missouri Foundation For Health, a Missouri non-profit corporation (the "Foundation").

                            RECITALS

     A. In 1994, Blue Cross and Blue Shield of Missouri, a Missouri non-profit health services corporation ("BCBSMo") consummated a series of transactions (the "1994 Reorganization") pursuant to which certain assets and liabilities of BCBSMo were transferred to a newly formed for-profit subsidiary, RightCHOICE Managed Care, Inc., a Missouri corporation ("Old RIT"), and a minority interest in Old RIT was sold to the public.

     B. Pursuant to the terms of a certain Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of March 14, 2000, by and among BCBSMo, Old RIT, the Foundation and the Company, the Foundation has acquired, contemporaneous with the execution of this Agreement, 14,962,500 shares of common stock, par value $.01 per share, of the Company, representing approximately 80.1% of the issued and outstanding shares of common stock of the Company.

     C. In contemplation of the transactions provided for under the Reorganization Agreement, BCBSMo (or the appropriate party) has received a tax opinion letter from PricewaterhouseCoopers LLP dated June 14, 2000 and reaffirmed November 30, 2000, that, among other things, (i) gain or loss will not be recognized by BCBSMo, Old RIT, HALIC (as defined in the Reorganization Agreement), the Company, the Foundation or the public shareholders of both Old RIT and the Company for federal income tax purposes pursuant to the Transfer and Assumption Transaction, except that BCBSMo could recognize gain to the extent its basis in any assets transferred differs from the fair market value, (ii) the Charter Conversion Transaction should be treated as a recapitalization under
Section  368(a)(1)(E) of the Internal Revenue Code  of  1986,  as
amended (the "Code"), should not result in the recognition of gain or loss by the Foundation, and will not result in the recognition of gain or loss by BCBSMo or New BCBSMo (as defined in the Reorganization Agreement) for federal income tax purposes,
(iii) the Reincorporation Merger Transaction will qualify as a reorganization under Section 368(a) of the Code and no gain or loss will be recognized by New BCBSMo, the Company or the Foundation for federal income tax purposes, (iv) the RIT/New RIT Merger Transaction will be both a liquidation under Sections 332 and 337 of the Code and a reorganization under Section 368(a) of the Code and no gain or loss will be recognized by Old RIT, the Company, the shareholders of both Old RIT and the Company or the Foundation for federal income tax purposes, and (v) no gain will be recognized by BCBSMo, New BCBSMo, Old RIT, the Company, the shareholders of any of the foregoing entities, or the Foundation under Section 337(b)(2) or (d) of the Code. The various transactions contemplated by the Reorganization Agreement are hereinafter referred to collectively as the "Current Reorganization."

     D. In contemplation of the transactions provided for under the Reorganization Agreement, BCBSMo (or the appropriate party) has requested a private letter ruling (the "IRS Ruling") from the Internal Revenue Service (the "IRS"), that, among other things,
(i) for federal income tax purposes, the Current Reorganization will be characterized as if it occurred as follows: (a) Charter Conversion Transaction, (b) Reincorporation Merger Transaction,
(c) RIT/New RIT Merger Transaction, and (d) Transfer and Assumption Transaction as if directly between Company and HALIC;
(ii) the Charter Conversion Transaction will constitute a reorganization under Section 368(a)(1)(E) of the Code and no gain or loss will be recognized by BCBSMo, New BCBSMo or the Foundation for federal income tax purposes, (iii) the Transfer and Assumption Transaction will qualify as an exchange under
Section 351 of the Code and gain or loss will not be recognized by the Company or HALIC for federal income tax purposes, and
(iv)  no  gain or loss will be recognized by BCBSMo  pursuant  to
Section 337(b)(2) or (d) of the Code.

     E. In order to induce Old RIT and the Company to enter into the Reorganization Agreement and agree to succeed to certain liabilities of BCBSMo as a result of the Current Reorganization, the Foundation has agreed to enter into this Agreement to provide indemnification to certain entities and individuals against liabilities that the parties have determined should be assumed by the Foundation as the successor to and beneficiary of the principal assets of BCBSMo, including certain tax liabilities that may arise as a result of the consummation of the Current Reorganization.

                            AGREEMENT

     In consideration of the foregoing and the covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound, the parties hereto agree as follows:

     Section 1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          (a) "1994 Reorganization" has the meaning specified in Recital A hereof.

          (b)  "BCBSMo" has the meaning set forth in the Preamble hereof.
          (c) "Charter Conversion Transaction" has the meaning provided therefor in the Reorganization Agreement.
          (d)  "Company" has the meaning set forth in the Preamble hereof.
          (e) "Conversion Claims" means all claims, demands, rights, liabilities, damages, losses, and causes of action, direct or indirect, or derivative, individual or representative, of every nature and description whatsoever, that have been asserted or may in the future be asserted (i) in the Sarkis Litigation, or
(ii) both arising out of or relating to either the 1994
Reorganization or the Current Reorganization, and arising out of or relating to either the status of BCBSMo as a mutual benefit or public benefit corporation under Missouri law or the ownership, beneficial ownership, or rights to the assets, surplus or equity of BCBSMo or any subsidiary or affiliate of BCBSMo.
          (f) "Current Reorganization" has the meaning specified in Recital C hereof.
          (g) "Current Reorganization Claims" means any and all claims, demands, rights, liabilities, damages, losses, and causes of action, direct or indirect, or derivative, individual or representative, of every nature and description whatsoever, arising out of or relating to the Current Reorganization.
          (h) "Foundation" has the meaning set forth in the Preamble hereof.
          (i) "Income Tax Indemnified Parties" means the Company, all of its subsidiaries and affiliates, and all of the directors, officers, agents and employees of the Company, or any of its subsidiaries or affiliates.
          (j) "Indemnified Parties" means each and every Income Tax Indemnified Party, Section 3(a) Indemnified Party and
Section 3(c) Indemnified Party.
          (k)  "IRS Ruling" has the meaning set forth in Recital C hereof.
          (l)  "Old RIT" has the meaning set forth in Recital A hereof.
          (m) "Reincorporation Merger Transaction" as the meaning provided therefor in the Reorganization Agreement.
          (n) "Reorganization Agreement" has the meaning set forth in Recital B hereof.
          (o) "RIT/New RIT Merger Transaction" has the meaning provided therefor in the Reorganization Agreement.
          (p) "Sarkis Litigation" means, collectively, the private putative class action pending in the Circuit Court for the City of St. Louis styled Anthony J. Sarkis, Sr., and James Hacking v.
Roy R. Heimberger, et al., No. 962-00938, and the action pending in the Circuit Court of Cole County styled Blue Cross and Blue
Shield of Missouri v. Jeremiah W. "Jay" Nixon, Cause No. CV197-
1558CC.
          (q)  "Section 3 Indemnified Parties" means, collectively, the
Section 3(a) Indemnified Parties and the Section 3(c) Indemnified
Parties.
          (r) "Section 3(a) Indemnified Parties" means each and every past and present director, officer, agent, employee and independent contractor of BCBSMo or of any subsidiary of BCBSMo. For purposes of this definition, Old RIT and its subsidiaries shall not be deemed subsidiaries of BCBSMo.
          (s) "Section 3(c) Indemnified Parties" means the Company, all of its subsidiaries and affiliates, and each and every past and present director, officer, agent, employee and independent contractor of the Company or of any of its subsidiaries or affiliates.
          (t) "Transfer and Assumption Transaction" has the meaning provided therefor in the Reorganization Agreement.

     Section 2.     Income Tax Indemnity.

          (a) The Foundation shall unconditionally, irrevocably and absolutely indemnify, defend and hold harmless the Income Tax Indemnified Parties from and against the net amount of Federal, state and local income tax liabilities (together with any penalties, interest, fines, additions to tax, costs and expenses, including attorneys' and other professional fees incurred in connection with the defense, settlement or compromise thereof), including those tax liabilities, if any, resulting from the receipt of indemnity payments by the Company pursuant to this Agreement (the "Tax Indemnification Amount"), incurred by any of
the   Income   Tax  Indemnified  Parties,  as  a  result   of   a
determination by the IRS or other appropriate state or local authority that the Transfer and Assumption Transaction, the
Charter   Conversion  Transaction,  the  Reincorporation   Merger
Transaction, or the RIT/New RIT Merger Transaction constitutes a taxable transaction and/or result in the recognition of gain for Federal income tax purposes under any section of the Code, including under section 337(d) of the Code (each of such transactions is referred to herein as a "Tax Indemnification Transaction"), or for state or local income tax purposes under any comparable provisions of state or local income tax laws. The Tax Indemnification Amount shall be calculated as if the Tax
Indemnification    Transaction(s)   which    cause(s)    a    Tax
Indemnification  Amount  to  be  incurred  by   an   Income   Tax
Indemnified Party creates the only item of taxable income (determined without deduction for expenses incurred in the year in issue) of the Income Tax Indemnified Party for the year in issue and is taxable at the highest maximum applicable rate. The Tax Indemnification Amount shall not be reduced by carryovers from prior years of credits, net operating losses or similar tax
benefits.   Notwithstanding the foregoing, the  Foundation  shall
have no obligation to indemnify any of the Income Tax Indemnified Parties as set forth in this Section 2(a) if in connection with the imposition of tax liability under any section of the Code, including under section 337(d) of the Code, or under state or local tax laws, it is determined that such imposition is a result of the Reorganization not being consummated in accordance with the terms of the Reorganization Agreement.

          (b) An Income Tax Indemnified Party shall promptly notify the Foundation in writing of any assertion by the IRS or any appropriate state or local authority of a tax liability for which such Income Tax Indemnified Party may be indemnified under this Agreement (provided that failure to give such notification shall not affect the obligations of the Foundation pursuant to this
Section 2 except to the extent the Foundation shall have been actually prejudiced as a result of such failure), and the Foundation shall have the opportunity, at the Foundation's sole expense, to participate jointly with the Income Tax Indemnified
Party in contesting or settling any such asserted tax liability.
The Foundation shall have thirty days following the receipt of such notice from an Income Tax Indemnified Party to notify the Income Tax Indemnified Party of its election to participate in contesting or settling the tax liability. If the Foundation shall elect to participate as provided in the preceding sentence, no decision (procedural or substantive) shall be made unless and until discussions have been held between the Income Tax
Indemnified Party and the Foundation regarding same; provided, however, the Income Tax Indemnified Party shall have the primary responsibility for determining the manner in which the tax liability shall be contested or settled. Each proposed settlement that the Income Tax Indemnified Party desires to accept and that could result in a payment by the Foundation under this Section 2 shall be submitted to the Foundation by the Income
Tax Indemnified Party for the Foundation's prior approval.  The
Foundation shall have ten days following the date of submission of a proposed settlement to approve or disapprove of such settlement. If no approval or disapproval shall have been received by the Income Tax Indemnified Party within such ten day period, then the Foundation shall be deemed to have approved the proposed settlement. The settlement or payment of any claim which would result in a payment by the Foundation under this Section 2 without the Foundation's prior approval as set forth in this
Section 2(b) shall constitute a waiver of the right to indemnity.
The Foundation shall not unreasonably withhold its approval of any settlement proposal.

          (c) If the Foundation does not approve a proposed settlement submitted to it by an Income Tax Indemnified Party, the representatives of the Income Tax Indemnified Party and the Foundation having first-hand knowledge of the dispute(s) shall endeavor to resolve the dispute through good faith discussions, such discussions to take place in a timely fashion so as not to permit the proposed settlement to expire. If the good faith discussions to take place pursuant to the preceding sentence of this Section 2(c) do not produce an agreement within fifteen (15) days of the date the proposed settlement is disapproved or deemed disapproved, the matter may be submitted to binding arbitration by written request of either the Income Tax Indemnified Party or the Foundation, as provided herein. All arbitrations will be conducted in St. Louis, Missouri, or at another location mutually approved by the parties, pursuant to the Commercial Arbitration
Rules of the American Arbitration Association, except as otherwise provided herein. The arbitrator will be the then current president of the St. Louis Chapter of the American
Institute of Certified Public Accountants or his/her designee and the decision of the arbitrator shall be final and binding on all parties thereto. All arbitrations will be undertaken pursuant to the Federal Arbitration Act, where applicable, and the decision of the arbitrator is enforceable in any court of competent jurisdiction. The arbitrator is directed by this Agreement to conduct the hearing and render a decision within a time period so as not to permit the proposed settlement under dispute to expire.
Each party will pay its own fees and expenses in connection with the arbitration and the nonprevailing party shall pay the fees and expenses of the arbitrator.

     Section 3.     Nontax Indemnity.

          (a) Subject to the limitations in Section 3(b) below, the Foundation shall unconditionally, irrevocably and absolutely indemnify, defend and hold harmless the Section 3(a) Indemnified Parties from and against (i) Current Reorganization Claims whenever they accrue to the same extent that BCBSMo was required to  provide  indemnity against such Claims to  the  Section  3(a)
Indemnified Parties under its Articles of Incorporation and Bylaws as in effect on April 20, 1998, and (ii) Conversion
Claims.   The  foregoing indemnity shall include  all  attorneys'
fees and costs incurred in defending or responding to any claim covered by the indemnity.

          (b) The obligations of the Foundation to provide indemnity to the Section 3(a) Indemnified Parties under Section 3(a) above shall be limited as follows:
               (i) The Foundation shall have no obligation to indemnify any of the Section 3(a) Indemnified Parties under this Agreement from or on account of any conduct that shall be finally adjudged by a court of competent jurisdiction to have been knowingly fraudulent or deliberately dishonest or willful misconduct;

               (ii) The Foundation shall have no obligation under this Agreement to indemnify Section 3(a) Indemnified Parties against claims asserted against them by the Company; and

               (iii) The Foundation shall have no obligation under this Agreement to indemnify lawyers, accountants, or other professionals engaged as independent contractors against claims arising out of opinions rendered or advice given by them in connection with the Current Reorganization.

          (c) The Foundation shall unconditionally, irrevocably and absolutely indemnify, defend and hold harmless the Section 3(c) Indemnified Parties from and against (i) Conversion Claims, and
(ii)  any  claim  or demand asserted by any of the  Section  3(a)
Indemnified Parties seeking indemnity from any Section 3(c) Indemnified Party for any of the matters for which the Foundation is obligated to provide such indemnity under Section 3(a) above.

          (d) The obligations of the Foundation to provide indemnity to the Section 3(c) Indemnified Parties under Section 3(c) above shall be limited as follows:

               (i) the Foundation shall have no obligation to indemnify any of the Section 3(c) Indemnified Parties under this Agreement from or on account of any conduct that shall be finally adjudged by a court of competent jurisdiction to have been knowingly fraudulent or deliberately dishonest or willful misconduct; and

               (ii) the Foundation shall have no obligation under this Agreement to indemnify lawyers, accountants, or other professionals engaged as independent contractors against Conversion Claims.

          (e) Any Section 3 Indemnified Party entitled to indemnification under this Section 3 agrees to give prompt written notice to the
Foundation after the receipt by such Section 3 Indemnified  Party of  any  written notice of the commencement of any action,  suit, proceeding or investigation or threat thereof made in writing for which  such Section 3 Indemnified Party may claim indemnification or contribution pursuant to this Section 3 (provided that failure to give such notification shall not affect the obligations of the
Foundation  pursuant to this Section 3 except to the  extent  the
Foundation  shall have been actually prejudiced as  a  result  of such  failure).  In case any such action shall be brought against
any   Section  3  Indemnified  Party  and  it  shall  notify  the
Foundation of the commencement thereof, the Foundation  shall  be entitled to participate therein and, to the extent that it  shall
wish,   jointly  with  any  other  indemnifying  party  similarly
notified,  to assume the defense thereof, with counsel reasonably satisfactory to such Section 3 Indemnified Party (who shall  not, except  with  the consent of the Section 3 Indemnified  Party  be counsel  to the Foundation), and after notice from the Foundation to  such Section 3 Indemnified Party of its election so to assume the  defense thereof, the Foundation shall not be liable to  such
Section  3  Indemnified Party under this Section 3 for any  legal expenses  of  other counsel or any other expenses, in  each  case subsequently  incurred  by such Section 3 Indemnified  Party,  in connection  with the defense thereof other than reasonable  costs
of  investigation.   Notwithstanding the foregoing,  if  (i)  the
Foundation   shall   not   have   employed   counsel   reasonably
satisfactory to such Section 3 Indemnified Party to  take  charge of  the  defense  of such action within a reasonable  time  after notice of commencement of such action (so long as such failure to employ counsel is not the result of an unreasonable determination by  such  Section  3  Indemnified  Party  that  counsel  selected
pursuant    to    the   immediately   preceding    sentence    is
unsatisfactory), (ii) the actual or potential defendants in, or targets of, any such action include both the Foundation and such
Section 3 Indemnified Party and such Section 3 Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Foundation which, if the Foundation and such
Section 3 Indemnified Party were to be represented by the same counsel, could result in a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such Section 3 Indemnified Party, or (iii) the Foundation is unable to demonstrate to the reasonable satisfaction of the
Section 3(a) Indemnified Party that it has sufficient financial resources to fund the defense, then such Section 3 Indemnified
Party shall have the right to employ separate counsel reasonably satisfactory to the Foundation, in which case the fees and expenses of one counsel or firm of counsel (plus one local or regulatory counsel or firm of counsel) selected by a majority in interest of the Section 3 Indemnified Parties shall be borne by the Foundation and the fees and expenses of all other counsel retained by the Section 3 Indemnified Party shall be paid by the
Section 3 Indemnified Party. No Section 3 Indemnified Party shall consent to entry of any judgment or enter into any settlement without the consent (which consent, in the case of an action, suit, claim or proceeding exclusively seeking monetary relief, shall not be unreasonably withheld) of the Foundation.

          (f) In determining the amount of the obligations of the Foundation to a Section 3 Indemnified Party under this Section 3, net amounts paid to or recovered by a Section 3 Indemnified Party under third party insurance policies (excluding self-insurance), shall reduce the amount payable by the Foundation to such
Section 3 Indemnified Party under this Section 3 (and the
Section 3 Indemnified Parties shall use reasonable efforts to file and support claims therefor short of litigation), as shall the actual net tax effect of damages and other amounts paid by a
Section 3 Indemnified Party seeking indemnity therefor on the tax liability of the Section 3 Indemnified Party. Notwithstanding anything to the contrary contained in the charter documents of the Company, the Reorganization Agreement, or any other agreement to which the Company is a party, the Foundation acknowledges and agrees that, as between the Company and the Foundation, the Company shall have no obligation, directly or indirectly, to indemnify any of the Section 3 Indemnified Parties against any of the matters for which Section 3 Indemnified Parties shall be entitled to seek indemnity from the Foundation hereunder, and any amounts which the Company shall be obligated to pay in such regard (either directly or indirectly through its subsidiaries) shall be reimbursed to the Company by the Foundation pursuant to the indemnification obligations of the Foundation hereunder. The Foundation further agrees that it shall not have any right to recover from the Company or any other Section 3 Indemnified Party for any amounts paid under this Section 3, and shall not file any claim against the Company or any other Section 3 Indemnified
Party seeking to recover any amounts properly paid under this
Section 3.

     Section 4. D&O Liability Insurance. Under the Reorganization Agreement, the Company is required, for a period of six years following the closing of the Reorganization, to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by BCBSMo (provided that the Company may substitute therefor comparable coverage from companies reasonably acceptable to the Foundation) as in effect on April 20, 1998 covering the persons who are at that time covered by such insurance policies with respect to acts and omissions occurring prior to and including the closing of the
Current  Reorganization.   The  Foundation  shall  reimburse  the
Company  promptly  upon  request for the  premiums  paid  by  the
Company  to  maintain such policies during such six year  period.
Such  policies shall require the insurer to notify the Foundation at least thirty (30) days prior to cancellation. The Foundation shall have the right, but not the obligation, to pay the premiums necessary to maintain such policies in force and effect if the Company fails to do so, in which event the Company shall reimburse the Foundation promptly upon request for any penalties
or  interest  attributable to the late premium payment.   In  the
event the Company fails to maintain policies of directors' and officers' liability insurance as required under this Section 4, the Foundation shall have no obligation to provide indemnity against damages or losses that would have been covered by such insurance policies if they were maintained in force and effect.

     Section 5. Net Worth. The Foundation shall maintain a net worth (computed in accordance with generally accepted accounting practices, applied on a consistent basis, except that the Company's common stock shares shall be valued at the end of each calendar quarter on the basis of the average closing price on the New York Stock Exchange for the last ten trading days of the calendar quarter) of not less than $85,136,625 for the six years following the filing of the BCBSMo Federal Income Tax Return for the year in which the Current Reorganization shall have been consummated. With the prior written consent of the Company, the Foundation may secure its obligations hereunder through one or more alternative means that may be proposed by the Foundation from time to time. The Company shall not unreasonably withhold its consent to any proposed alternative that leaves the Company in no worse position to enforce the obligations of the Foundation hereunder than a minimum net worth covenant.

     Section 6. Further Agreements. Until this Agreement terminates as provided in Section 7 hereof, the Foundation shall
(i) maintain its status as a tax-exempt organization under
section 501(c)(4) of the Code, and (ii) not take any action or refrain from taking any action that would cause it to qualify as a "private foundation" as defined under section 509(a) of the Code. No party to this Agreement shall take any position inconsistent with the IRS Ruling.

     Section 7. Termination. This Agreement shall automatically terminate on the date on which the last to expire of the applicable statutes of limitations relating to the matters for which the Foundation has agreed to indemnify any Indemnified
Party under Sections 2 and 3 of this Agreement (including the period during which any applicable statute of limitations may toll or be extended in the event a controversy arises to which an indemnity relates) shall have expired.

     Section 8. No Setoff. No payment required to be made pursuant to this Agreement shall be subject to any right of setoff, counterclaim, defense, abatement, suspension, deferment or reduction on an unrelated claim, provided that the Foundation may setoff against amounts due hereunder the amount of any undisputed claim against the payee and the amount of any claim against the payee that has been reduced to a final judgment.

     Section 9. Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended by a writing signed by each of the parties hereto, and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) by a writing signed by the party against whom such waiver is to be asserted.

     Section 10. Notices. All notices and other communications provided for or permitted hereunder shall be made in accordance with the notice provisions of the Reorganization Agreement.

     Section 11. Successors and Assigns. This Agreement (or any right or obligation hereunder) may not be assigned by any party without the prior written consent of the other party, except that the Company may assign its rights and obligations under this Agreement, whether by a writing or operation of law, to a successor to all or substantially all of its business without such consent, in which event this Agreement shall inure to the benefit of, and be binding upon, the successor.

     Section 12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri applicable to agreements made and to be performed wholly within such state.

     Section 13. Waiver, Remedies. No delay on the part of any party hereto or any Indemnified Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto or any Indemnified Party of any right, power or privilege hereunder operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The waiver or consent (whether express or implied) by any party or any Indemnified Party of the breach of any term or condition of this Agreement shall not prejudice any remedy of any other party or any Indemnified Party in respect of any continuing or other breach of the terms and conditions hereof, and shall not be construed as a bar to any right or remedy which any party would otherwise have on any future occasion under this Agreement.

     Section 14. Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof shall have been validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees and costs in addition to any other available remedy.

     Section 15. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all other rights and privileges shall be enforceable to the fullest extent permitted by law.

     Section 16. Third Party Beneficiary. The Indemnified Parties other than the Company are third party beneficiaries of this Agreement, and have the right to enforce the provisions of this Agreement directly against the Foundation.

                [signatures appear on next page]

     THIS  AGREEMENT  CONTAINS  A BINDING  ARBITRATION  PROVISION
WHICH MAY BE ENFORCED BY THE PARTIES HERETO.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              RIGHTCHOICE MANAGED CARE, INC.


                              By:    /s/ John A. O'Rourke
                              Name:  John A. O'Rourke
                              Title: President



                              THE MISSOURI FOUNDATION FOR HEALTH


                              By:    /s/ Paul C. Wilson
                              Name:  Paul C. Wilson
                              Title: Chairman